UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

AstroNova, Inc.

(Name of Registrant as Specified in Its Charter)

Samir Patel

Askeladden Capital Management LLC

Jeff Sands

Shawn Kravetz

Ryan Oviatt

Boyd Roberts

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

(Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Samir Patel and Askeladden Capital Management LLC issued the following press release containing an open letter to AstroNova shareholders:

Askeladden Capital Responds to Postponement of AstroNova’s Annual Meeting

Incumbent AstroNova Board delays shareholders from exercising their right to vote for director candidates

Askeladden has developed a three-part plan to maximize shareholder value: incentives/accountability, operational improvements, and a comprehensive evaluation of strategic alternatives

New record date of May 15th provides investors an opportunity to build their position and vote for change

FORT WORTH, TX / ACCESS Newswire / April 29, 2025

To fellow shareholders of AstroNova:

I write to you as the founder and portfolio manager of Askeladden Capital (collectively, “we,”), which owns ~9.1% of AstroNova on behalf of clients. Earlier today, we filed our preliminary proxy statement, which sets out why fundamental change is needed at this company and the qualifications of our nominees to address these challenges.

Yesterday, in a brief SEC filing, AstroNova Inc (“AstroNova” or the “Company”) disclosed it postponed the 2025 annual shareholder meeting from Tuesday, June 10, 20251 to Wednesday, July 9, 2025, and postponed the record date for that meeting from April 11, 2025 to May 15, 2025.2 These announcements follow our nomination of a slate of five candidates for election to the board of directors at that meeting.

Both announcements puzzle and trouble us, yet present an opportunity for investors. The company had months to schedule and plan for the meeting. We believe the month-long delay, lacking any sort of explanation, amounts to poor shareholder communication from the Board of Directors and executives. Worse, it signals that the board and management may seek to play more games with shareholders, as they did by expanding the size of the Board and announcing a new director after we began our effort to elect independent members with fresh perspectives by nominating five directors. The postponement of the meeting deprives and delays shareholders’ ability to exercise their rights to improve the company’s governance by electing new directors.

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1 Form 8-K filed March 21, 2025.

2 Form 8-K Filed April 28, 2025.

A new record date does, however, allow investors the opportunity to build a position in ALOT shares and vote those shares to directly affect the company’s future trajectory. We believe that AstroNova has many appealing characteristics, such as its leading position in niche markets (particularly in its Aerospace segment) and its large base of recurring revenues in both segments.3 We believe that with improvements in management and governance, AstroNova’s intrinsic value could significantly exceed today’s market price. Indeed, while AstroNova’s shares traded at $8.05 at the close yesterday (April 28, 2025), they traded at prices of over $17 per share prior to the MTEX acquisition announcement on May 9, 2024.4

In the near future, we intend to publish additional analysis of our concerns regarding AstroNova’s operating performance and insufficient oversight thereof by the incumbent Board, and details of the plan we have developed jointly with our nominees to address these concerns and maximize AstroNova’s shareholder value. This plan is based on our nominees’ specific and relevant expertise, as well as Askeladden’s extensive research of AstroNova, including recent “primary research” with industry participants. At a high level, our plan includes the following three elements:

1)	Implementing an incentives-driven culture of accountability to operating results and shareholder value;

2)	Making specific and targeted operational improvements to improve margin and cash-flow performance, with focus areas ranging from working capital management to an analytics-based, ROI-driven allocation of marketing expenditures, and;

3)	Comprehensively evaluating strategic alternatives, since we believe that the company’s current corporate structure is inefficient due to factors such as public-company costs and two relatively unrelated business segments. We believe a transaction, or series of transactions, resulting in the sale or merger of AstroNova in part or whole, might maximize shareholder value. We believe that, at the very least, any Board, whether the incumbents or our slate, has a fiduciary duty to its shareholders to understand whether the company’s private-market value, whether today or once operational improvements are made, might be significantly higher than the prevailing share price.

We welcome questions about our efforts from all interested investors, as well as all shareholders’ perspectives on how to best maximize value at AstroNova.

This filing, and future filings, will also be made available to shareholders after dissemination on EDGAR via our website: https://www.askeladdencapital.com/astronova/

These documents will also be available at no cost at www.sec.gov.

Sincerely,

Samir Patel

samir@askeladdencapital.com

(682) 553-8302

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3 Earnings presentation filed April 14, 2025.

4 Data from YCharts.

THIS IS A SOLICITATION PURSUANT TO RULE 14a-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934. SAMIR PATEL, WHO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, HAS ADVISED THE COMPANY OF HIS INTENT TO NOMINATE HIMSELF AND FOUR OTHER CANDIDATES FOR ELECTION TO THE BOARD OF DIECTORS AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS.

MR. PATEL INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND FURNISH TO ITS STOCKHOLDERS A PROXY STATEMENT IN SUPPORT OF HIS NOMINATIONS. ANY SUCH PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY PROXY STATEMENT AND OTHER DOCUMENTS THAT MR. PATEL FILES WITH THE SEC THROUGH THE SEC’S WEB SITE AT WWW.SEC.GOV AND FROM MR. PATEL BY WRITING TO HIM AT 1452 HUGHES ROAD, SUITE 200, # 582, GRAPEVINE, TX 76501. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS OF MR. PATEL AND ASKELADDEN CAPITAL MANAGEMENT LLC, ANOTHER PARTICIPANT IN THIS SOLICITATION, ARE AVAILABLE IN A SCHEDULE 13D THAT HE FILED ON MARCH 27, 2025 AND WILL BE PROVIDED IN ANY DEFINITIVE PROXY STATEMENT THAT HE FILES, ALONG WITH INFORMATION ABOUT HIS QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ALL OF WHICH WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE. FURTHER INFORMATION ABOUT MR. PATEL, ASKELADDEN CAPITAL LLC AS WELL AS THE OTHER FOUR PARTICIPANTS IN THIS SOLICITATION (JEFF SANDS, SHAWN KRAVETZ, RYAN OVIATT AND BOYD ROBERTS), INCLUDING THEIR DIRECT AND INDIRECT INTERESTS, QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ARE AVAILABLE IN A PRELIMINARY PROXY STATEMENT FILED ON APRIL 29, 2025 AND WILL BE AVAILABLE IN A DEFINITIVE PROXY STATEMENT THAT WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE.